Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ShockWave Medical, Inc. 2019 Equity Incentive Plan and the ShockWave Medical, Inc. Employee Stock Purchase Plan, of our reports dated February 26, 2021, with respect to the consolidated financial statements of Shockwave Medical, Inc. and the effectiveness of internal control over financial reporting of Shockwave Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 26, 2021